                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[X] Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))


[ ] Definitive Proxy Statement


[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
   Section 240.14a-12

                                  CONRAIL INC.
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                (Name of Registrant as Specified in its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          [X] No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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             (2) Aggregate number of securities to which transaction applies:

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             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the
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                 was determined):

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          [ ] Fee paid previously with preliminary materials.

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          [ ] Check box if any part of the fee is offset as provided by Exchange
              Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

LOGO


                                                                October 31, 1996



Dear Shareholder:



     On behalf of the Board of Directors and Officers of Conrail Inc., we would like to invite you to attend a Special Meeting of Shareholders to be held on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania, for the purpose described in the attached Notice of Special Meeting. Conrail is not soliciting proxies at this time for the Special Meeting but expects to deliver definitive proxy materials to shareholders shortly.



     As previously announced, Conrail and CSX Corporation have entered into a Merger Agreement providing for a merger of equals of the companies. In the transaction, 40% of the shares of Conrail common stock and ESOP preferred stock would be acquired for cash at $92.50 per share, and the remaining 60% would be acquired for CSX stock at an exchange ratio of 1.85619 CSX shares for each Conrail share. As part of the transaction, CSX has commenced a cash tender offer at $92.50 per share for an aggregate of approximately 19.9% of the outstanding Conrail shares. The CSX transaction is more fully described in an offer to purchase and related materials you should have already received.



     On October 23, 1996, Norfolk Southern Corporation announced a tender offer for all outstanding Conrail shares at $100 per share. The Norfolk offer is described in an offer to purchase and related materials that you have received or will receive shortly. Conrail has not yet responded to the Norfolk offer, which it will do no later than the date required by law, which is November 6, 1996. Conrail believes that Norfolk will be delivering to shareholders in the near future definitive proxy materials soliciting proxies against the proposal to be considered at the Special Meeting.



     If you have any questions regarding the Special Meeting please contact D.F. King & Co., Inc. toll free at 1-800-549-6746. Thank you for your continued support.



                                          Sincerely,

                                  LOGO

                                          David M. LeVan


                                          Chairman, President and


                                          Chief Executive Officer

                                  CONRAIL INC.
                               2001 MARKET STREET
                              TWO COMMERCE SQUARE
                     PHILADELPHIA, PENNSYLVANIA 19101-1417

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1996

To Our Shareholders:


     Notice is hereby given that a Special Meeting (the "Special Meeting") of Shareholders of Conrail Inc. ("Conrail") will be held at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania, on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time, for the following purposes:



     1. To approve an amendment to Conrail's Articles of Incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, to no longer be applicable to Conrail, and to authorize the Board of Directors, in its discretion, to direct certain executive officers of Conrail to file or not file such Articles of Amendment if the Board determines such action to be in the best interests of Conrail; and



     2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal.


     Only those shareholders of record as of the close of business on October 25, 1996, will be entitled to vote at the Special Meeting. A majority of the outstanding shares of Conrail Common Stock and Series A ESOP Convertible Junior Preferred Stock entitled to vote, considered as a single class, is required for a quorum. For purposes of any meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, the shareholders entitled to vote who attend such an adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purposes of acting on any matter set forth in this Notice.


October 31, 1996                         By Order of the Board of Directors


                                          /s/ James D. McGeehan

                                          James D. McGeehan

                                          Corporate Secretary

LOGO

                                                               November   , 1996

Dear Shareholder:

     On behalf of the Board of Directors and Officers of Conrail Inc., we would like to invite you to attend a Special Meeting of Shareholders to be held on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania. The attached proxy statement contains important information which you should read carefully.


     As previously announced, Conrail and CSX Corporation have entered into a Merger Agreement providing for a merger of equals of the companies. We believe the merger will create one of the world's leading freight transportation and logistics companies. In the transaction 40% of the shares of Conrail common stock and ESOP preferred stock would be acquired for cash at $92.50 per share, and the remaining 60% would be acquired for CSX stock at an exchange ratio of
1.85619 CSX shares for each Conrail share. Your Board of Directors has unanimously approved the CSX Merger Agreement.


     As part of the transaction, CSX has commenced a cash tender offer at $92.50 per share for an aggregate of approximately 19.9% of the outstanding Conrail shares. As described in the enclosed proxy statement, a Pennsylvania statute effectively precludes CSX from acquiring 20% or more of Conrail's shares in the tender offer or otherwise and then completing the transactions contemplated by the CSX Merger Agreement, unless the Conrail shareholders vote to amend the Conrail Articles of Incorporation to opt out of such statute.


     At the Special Meeting, shareholders will be asked to approve an amendment to Conrail's Articles of Incorporation to opt out of the Pennsylvania statute so that CSX can acquire for cash 40% of the shares of Conrail common and ESOP preferred stock as provided in the CSX Merger Agreement. If the amendment is approved, CSX would be able either to increase the number of shares subject to its current tender offer, or to commence a second tender offer, in each case so as to purchase an aggregate of 40% of the shares for cash. In addition, Conrail has the right, and currently intends, to require CSX to make the second tender offer if the amendment is approved and CSX does not elect to increase the number of shares subject to its current tender offer.


     On October 23, 1996, Norfolk Southern Corporation announced an unsolicited tender offer for all outstanding Conrail shares at $100 per share. The enclosed proxy statement contains a summary description of the Norfolk offer. Certain conditions to the Norfolk offer (including redemption of Conrail's common stock purchase rights) can only be satisfied if Conrail's Board of Directors takes action. Under the CSX Merger Agreement, Conrail's Board of Directors is prohibited, until April 13, 1997 (or, if earlier, the date on which the CSX Merger Agreement is terminated for any other reason, which, absent action by CSX or its shareholders, can only be effected by Conrail following the failure by Conrail's shareholders to approve the merger with CSX at a meeting duly called to vote thereon), from (i) withdrawing or modifying, or publicly proposing to withdraw or modify, its approval or recommendation of CSX's offer and merger, in a manner adverse to CSX, (ii) approving or recommending, or publicly proposing to approve or recommend, any competing proposal (such as the Norfolk offer) or
(iii) causing Conrail to enter into any agreement related to any such competing proposal. The CSX Merger Agreement does not require that any meeting of shareholders to consider the merger be held before April 13, 1997, and there can be no assurance that Conrail's Board of Directors would be permitted under the CSX Merger Agreement, or would otherwise seek, to take any such actions before that date. In addition, on and after April 13, 1997, the CSX Merger Agreement provides that certain conditions must be satisfied in order for Conrail's Board of Directors to take any of the foregoing actions and, in any event, Conrail's Board of Directors is not required under Pennsylvania law to agree to or recommend any competing proposal (such as the Norfolk offer) or to take any action to facilitate any such competing proposal.


     On November   , 1996, Conrail filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Norfolk offer, which stated [DISCLOSURE FROM SCHEDULE 14D-9 TO BE PROVIDED].


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION SO THAT SHAREHOLDERS, IF THEY SO CHOOSE, WILL BE ABLE TO TENDER AND RECEIVE CASH FOR 40% (RATHER THAN 19.9%) OF THE SHARES PURSUANT TO CSX'S CURRENT TENDER OFFER (OR THE SECOND TENDER OFFER). FOR THOSE SHAREHOLDERS WHO HAVE TENDERED THEIR SHARES PURSUANT TO A TENDER OFFER, IT IS IMPORTANT THAT SUCH SHAREHOLDERS SIGN, DATE AND MAIL THE WHITE PROXY ENCLOSED HEREWITH TO DIRECT THE VOTE OF SUCH SHARES. TENDERING YOUR SHARES PURSUANT TO A TENDER OFFER DOES NOT CONSTITITE VOTING OF YOUR SHARES IN CONNECTION WITH THE PROPOSAL DESCRIBED IN THE ATTACHED PROXY STATEMENT.


     As soon as possible, please complete the top part of the enclosed WHITE proxy, detach the completed portion and return it in the enclosed postage paid return envelope, to ensure that your shares will be voted at the meeting. Voting your shares by proxy does not prevent you from voting your shares in person should you decide to attend the meeting. If you have any questions regarding the Special Meeting or need assistance in voting, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-549-6746. Thank you for your continued support.

                                       Sincerely,

                                LOGO


                                       David M. LeVan

                                       Chairman, President and
                                       Chief Executive Officer

                                  CONRAIL INC.
                               2001 MARKET STREET
                              TWO COMMERCE SQUARE
                     PHILADELPHIA, PENNSYLVANIA 19101-1417
              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1996

     This proxy statement ("Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of Conrail Inc., a Pennsylvania corporation with its principal executive offices located at the address set forth above ("Conrail"), of proxies for use at a Special Meeting (the "Special Meeting") of Shareholders to be held at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania, on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time, and at any adjournments thereof. A single form of proxy for both holders of the Common Stock of Conrail, par value $1.00 per share (the "Common Stock"), and holders of the Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Stock" and, together with the Common Stock and associated common stock purchase rights, the "Shares"), is being furnished for use at the Special Meeting. The holders of the Common Stock vote together as a class with the holders of the ESOP Stock. This Proxy
Statement and the form of proxy are first being mailed on November   , 1996, or
as soon as practicable thereafter, to all shareholders entitled to vote at the Special Meeting. Participants in the Consolidated Rail Corporation Matched Savings Plan (the "ESOP") desiring that Fidelity Management Trust Company, as trustee under the ESOP (the "Trustee"), vote the shares of ESOP Stock allocated to such participants' accounts should so instruct the Trustee by completing the voting instruction card that will be provided to participants for that purpose. Participants cannot vote their shares of ESOP Stock or instruct the Trustee as to how to vote their shares of ESOP Stock by completing the enclosed proxy card.


     Pursuant to this Proxy Statement, Conrail is soliciting proxies in favor of the proposal (the "Proposal"), described below under "THE PROPOSAL", to approve an amendment (the "Amendment") to Conrail's Articles of Incorporation (the "Conrail Articles") to permit Conrail to opt out of Subchapter E of Chapter 25 (the "Pennsylvania Statute") of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"). The Board of Directors recommends a vote FOR the Proposal so that shareholders, if they choose to do so, will be able to tender and receive cash for 40% of the fully diluted Shares (rather than 19.9% of outstanding Shares) pursuant to the tender offer which was commenced by CSX Corporation, a Virginia corporation ("CSX"), on October 16, 1996 (or in a second tender offer that CSX may, and at the request of Conrail will, commence following approval of the Proposal). The Board of Directors thus recommends that you should not send in or complete a proxy you may receive from Norfolk Southern Corporation, a Virginia corporation ("Norfolk"), who is soliciting proxies against the Proposal. See "NORFOLK'S ACTIONS" below. If you have already done so, you may revoke that proxy and vote FOR the Proposal by signing and dating the enclosed WHITE proxy and mailing it in the enclosed postage paid return envelope.


              PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY TODAY.


                              THE CSX TRANSACTIONS


     On October 14, 1996, Conrail entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Conrail, Green Acquisition Corp., a Pennsylvania corporation ("Purchaser"), and CSX, providing for the merger (the "Merger") of Conrail with and into Purchaser. The Merger Agreement, which was unanimously approved by the Board of Directors and the disinterested members of the Board of Directors, provides for a business combination in which 40% of the Shares, on a fully diluted basis, would be acquired for cash at $92.50 per Share, and the remaining 60% would be acquired for stock at an exchange ratio (the "Exchange Ratio") of 1.85619 CSX shares for each Share. Pursuant to the Merger Agreement, CSX commenced a tender offer (the "CSX Tender Offer") on October 16, 1996, to purchase 19.9% of the outstanding Shares for cash at $92.50 per Share. The terms and conditions of the CSX Tender Offer are set forth in an Offer to Purchase (the "CSX Offer to Purchase") which has been filed by CSX as an exhibit to a

Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission (the "SEC"). Further, Conrail has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "CSX Schedule 14D-9") with the SEC, in which Conrail sets forth its reasons for entering into the Merger Agreement. Copies of the CSX Offer to Purchase and the CSX Schedule 14D-9 have been mailed to Conrail shareholders and should be read carefully. Shareholders who want additional copies of the CSX Offer to Purchase and/or the CSX Schedule 14D-9 or who have questions concerning the CSX Tender Offer should contact MacKenzie Partners, Inc., the information agent for the CSX Tender Offer, at 800-322-2885 or Wasserstein Perella & Co., Inc., the dealer manager for the CSX Tender Offer, at 212-969-2700 (call collect).



     The CSX Tender Offer is for 19.9%, rather than 40%, of the Shares because, as described below under "THE PROPOSAL", unless and until the Pennsylvania Statute is made inapplicable to Conrail, if CSX were to acquire 20% or more of the outstanding Shares, CSX would be unable to complete the transactions contemplated by the Merger Agreement. If the Proposal is approved and the Amendment is effective, CSX will be entitled to (i) increase the number of Shares to which the CSX Tender Offer applies to 40% of the fully diluted Shares or (ii) commence a second tender offer for an additional number of Shares (the "Second CSX Tender Offer") for at least the same $92.50 price and otherwise on terms and conditions no less favorable to shareholders than the CSX Tender Offer, such that the Shares acquired in such Second CSX Tender Offer, together with the Shares acquired in the CSX Tender Offer, will equal 40% of the fully diluted Shares. If the Proposal is approved and the Amendment is effective, Conrail can require CSX to either (i) if the CSX Tender Offer remains open, increase the number of Shares subject to the CSX Tender Offer or, (ii) if the CSX Tender Offer has expired, commence the Second CSX Tender Offer. In either case, pursuant to the Merger Agreement, Conrail may not require CSX to take such action during a period in which the CSX Tender Offer has less than 10 business days until its scheduled expiration date.



     As described in the CSX Offer to Purchase, if CSX acquires 40% of the fully diluted Shares pursuant to the CSX Tender Offer, the Second CSX Tender Offer, if applicable, or otherwise, the approval of the Merger by the Conrail shareholders will be virtually certain because (i) the approval of the Merger at a meeting of Conrail shareholders requires that a simple majority of votes cast at such meeting are cast in favor of the Merger, (ii) abstentions, broker non-votes and other Shares not voted are not counted in the tabulation of votes cast, and
(iii) all Shares acquired by CSX are required pursuant to the Merger Agreement to be immediately deposited into a voting trust and to be voted in favor of the Merger (and against any competing transaction). Because it can be expected that some percentage of the Shares entitled to vote at a meeting of shareholders will not in fact vote, 40% of the fully diluted Shares, together with only a very small number of additional Shares, would be likely to represent a majority of votes cast at a special meeting to vote on the Merger and, thus, be sufficient to approve the Merger. In addition, CSX may exercise an option (the "Option"), more fully described below, to purchase 15,955,477 shares of Common Stock, among other circumstances, if CSX consummates the CSX Tender Offer. If CSX acquires 40% of the fully diluted Shares and the Option is exercised, the approval of the Merger by the Conrail shareholders would be certain. Therefore, if the Proposal is adopted, CSX would be in a position to acquire up to 40% of the fully diluted Shares, and to exercise the Option, which would bring its interest up to approximately 50%, and CSX could itself cause the Merger to be approved without the vote of any other Conrail shareholders. Moreover, if CSX consummates only the CSX Tender Offer by acquiring 19.9% of the Shares and then exercises the Option, CSX will then own approximately 30% of the fully diluted Shares, and will have a large portion of the voting power of the Shares entitled to vote in favor of the Merger.

                               NORFOLK'S ACTIONS



     THE NORFOLK OFFER. On October 23, 1996, Norfolk announced an unsolicited tender offer for all outstanding Shares for $100 per Share, net to the seller in cash (the "Norfolk Offer"). The terms and conditions of the Norfolk Offer are set forth in an Offer to Purchase (the "Norfolk Offer to Purchase") which was filed by Norfolk as an exhibit to a Tender Offer Statement on Schedule 14D-1 filed with the SEC on October 24, 1996. Copies of the Norfolk Offer to Purchase have been mailed to Conrail shareholders and should be read carefully. Shareholders who want additional copies of the Norfolk Offer to Purchase should contact D.F. King & Co., Inc., Conrail's proxy solicitor, who mailed the Norfolk Offer to Purchase at the request of Norfolk, toll free at 1-800-549-6746. Banks, brokers and other nominees should call the materials distribution department at
(212) 425-1395 or transmit requests by facsimile to (212) 809-8838.



     Certain conditions to the Norfolk Offer (including redemption of Conrail's common stock purchase rights and approval of the Norfolk Offer under Subchapter F of Chapter 25 of the PBCL) can only be satisfied if Conrail's Board of Directors takes action. Under the Merger Agreement, Conrail's Board of Directors is prohibited, until April 13, 1997 (or, if earlier, the date on which the Merger Agreement is terminated for any other reason, which, absent action by CSX or its shareholders, can only be effected by Conrail following the failure by Conrail's shareholders to approve the Merger at a meeting duly called to vote thereon), from (i) withdrawing or modifying, or publicly proposing to withdraw or modify, its approval or recommendation of the CSX Tender Offer and the Merger in a manner adverse to CSX, (ii) approving or recommending, or publicly proposing to approve or recommend, any competing proposal (such as the Norfolk Offer) or (iii) causing Conrail to enter into any agreement related to any such competing proposal. The Merger Agreement does not require that any meeting of shareholders to consider the Merger be held before April 13, 1997, and there can be no assurance that Conrail's Board of Directors would be permitted under the Merger Agreement, or would otherwise seek, to take any such actions before that date. In addition, on and after April 13, 1997, the Merger Agreement provides that certain conditions must be satisfied in order for Conrail's Board of Directors to take any of the forgoing actions and, in any event, Conrail's Board of Directors is not required under Pennsylvania law to agree to or recommend any competing proposal (such as the Norfolk Offer) or to take any action to facilitate any such competing proposal.



     On November   , 1996, Conrail filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Norfolk Offer (the "Norfolk Schedule 14D-9"), which stated as follows: [DISCLOSURE FROM NORFOLK SCHEDULE 14D-9 TO BE PROVIDED].



     NORFOLK LITIGATION. On October 23, 1996, Norfolk filed a Complaint for Declaratory and Injunctive Relief in the United States District Court for the Eastern District of Pennsylvania against Conrail, CSX and certain of the directors of Conrail. Norfolk's complaint alleges, among other things, violations of fiduciary duty, of Conrail's Articles of Incorporation and By-Laws, of the PBCL and of the federal securities laws and requests preliminary and permanent injunctive and declaratory relief including, without limitation,
(i) an injunction from commencing or continuing a tender offer (such as the CSX Tender Offer) for the Shares, seeking the shareholder approval of the Amendment or taking steps to make effective the Amendment, taking any action to redeem the common stock purchase rights issued pursuant to the July 19, 1989 Conrail Rights Agreement or to render such common stock purchase rights inapplicable to the CSX Tender Offer and the Merger without, at the same time, rendering them inapplicable with respect to the Norfolk Offer, taking any action to enforce certain provisions of the Merger Agreement, failing to take action to exempt Norfolk's proposal to acquire Conrail from certain provisions of the PBCL, and holding the Special Meeting, and (ii) a declaration that certain "continuing director" provisions in the September 20, 1995 amendment to the July 19, 1989 Conrail Rights Agreement are void. The Norfolk complaint specifically alleges certain misrepresentations and omissions of material fact by Conrail and CSX, as set forth below under "DISCLOSURE CLAIMS BY NORFOLK".



     Conrail believes that the claims set forth in Norfolk's complaint are entirely without merit, and on October 28, 1996, Conrail filed a motion to dismiss Norfolk's complaint in its entirety. A hearing on the preliminary injunction being sought by Norfolk has been scheduled for November 12, 1996.

     On October 30, 1996 Norfolk filed its First Amemded Complaint for Declaratory and Injunctive Relief, which amends its original complaint principally by asserting additional state law claims. [INSERT DESCRIPTION OF ADDITIONAL DEVELOPMENTS RELATING TO THE LITIGATION.]



     NORFOLK PROXY SOLICITATION AGAINST THE PROPOSAL. On October 24, 1996, Norfolk filed preliminary proxy materials with the SEC, in which Norfolk indicated it intends to solicit proxies against the Proposal at the Special Meeting. The Board of Directors recommends that you should not send in or complete a proxy you may receive from Norfolk, who is soliciting proxies against the Proposal. If you have already done so, you may revoke that proxy and vote FOR the Proposal by signing and dating the enclosed WHITE proxy and mailing it in the enclosed postage paid return envelope.



                                  THE PROPOSAL



     Conrail's Board of Directors believes that shareholders, if they choose to do so, should be able to tender and receive cash for 40% of the fully diluted Shares (rather than 19.9% of the outstanding Shares) pursuant to the CSX Tender Offer and the Second CSX Tender Offer, if applicable, and that the consummation of such offer(s) will facilitate the strategic business combination represented by the Merger. As a result, the Board of Directors has approved the following resolutions and directed that they be submitted to a vote of the shareholders at the Special Meeting:



     An amendment of the Articles of Incorporation of Conrail is hereby approved and adopted, by which, upon the effectiveness of such amendment, Article Ten thereof will be amended and restated in its entirety as follows: "Subchapter E, Subchapter G and Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation."; and further, that the Board of Directors of Conrail, in its discretion, shall be authorized to direct certain executive officers of Conrail to file or not file the Articles of Amendment of Conrail's Articles of Incorporation reflecting such amendment or to terminate the Articles of Amendment prior to their effective date, if the Board determines such action to be in the best interests of Conrail.



     The Conrail Articles currently provide that Subchapter G and Subchapter H of Chapter 25 of the PBCL referred to in the above resolutions do not apply to Conrail. Approval of the Amendment will result in Subchapter E, in addition to Subchapters G and H, being inapplicable to Conrail.



    APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF


          THE VOTES CAST BY ALL SHAREHOLDERS ENTITLED TO VOTE THEREON.


                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                            A VOTE FOR THE PROPOSAL.


     The Pennsylvania Statute generally provides that any holder of voting shares of a Pennsylvania registered corporation that becomes the subject of a control transaction (as described below) is entitled to receive cash for each of such person's voting shares in an amount equal to the "fair value" of each voting share as of the date on which such control transaction occurred. Although the Pennsylvania Statute provides for a judicial appraisal procedure, "fair value" is defined to be not less than the highest price per share paid by the acquiror in a control transaction at any time during the 90-day period ending on and including the date of the control transaction, plus, to the extent not reflected in such price paid, an increment representing any value, including, without limitation, any proportion of any value payable for control of such corporation. A control transaction is the acquisition by a person (or group of persons acting in concert) of voting power over voting shares of a registered corporation which would entitle the holders of such shares to cast 20% or more of the votes that all shareholders would be entitled to cast in an election of directors of such corporation.



     Because of the Pennsylvania Statute, CSX could not purchase 20% or more of the Shares in a tender offer or other transaction (other than the Merger) without all holders of Shares having the right to put the Shares to CSX for at least $92.50 in cash. As a result, unless the Conrail shareholders approve the Proposal, the cash payable for 19.9%, rather than 40%, of the Shares would be paid in the CSX Tender Offer in the near term, and the cash payable for the additional 20.1% of the Shares would be paid in the subsequent Merger if the Merger is consummated. As described in the CSX Offer to Purchase, the Merger will not be consummated unless and until, among other things, Conrail and CSX receive the approval of the Merger from the Surface Transportation Board (the "STB"). Conrail and CSX plan to file an application (the "STB Application") with the STB on or before March 1, 1997, seeking the approval of the STB for the Merger and transactions related to the Merger. The STB will then hold a public hearing on such application, unless it determines that a public hearing is, in the public interest, not necessary. Under existing law, the STB is required to enter a final order with respect to the STB Application within approximately 15 months after such application is accepted. However, the STB can process cases more quickly and Conrail and CSX have submitted a request to the STB to adopt an expedited schedule. Any appeals from the STB final order may not be resolved for a substantial period of time after the entry of such order by the STB. As a result of such factors, it is expected that the Merger will not be consummated prior to the fourth quarter of 1997.



     Pursuant to the Merger Agreement and in order to facilitate the transactions contemplated thereby, if the Proposal is approved, Conrail will be required to file the Amendment with the Pennsylvania Department of State so as to accommodate the acquisition by CSX of in excess of 20% of the Shares, such filing to be made and effective immediately prior to such acquisition. If CSX is not in a position to make such acquisition (because, for example, Shares have not been tendered to CSX), Conrail is not required to make such filing (although approval of the Proposal will authorize Conrail to do so) and Conrail does not currently intend to make such filing unless it is required under the Merger Agreement to permit CSX to acquire in excess of 20% of the Shares. Moreover, pursuant to the Merger Agreement, Conrail is not permitted to file the Amendment except for the purpose of facilitating the acquisition by CSX of more than 19.9% of the Shares pursuant to the CSX Tender Offer, the Second CSX Tender Offer, if applicable, the Merger or otherwise.



     The discretion vested by the Proposal in the Conrail Board of Directors to determine whether or not to have Conrail officers file the Amendment is intended, under circumstances where the Merger Agreement is no longer in effect or otherwise with the consent of CSX, to enable the Board of Directors to determine whether causing the Amendment to become effective would at such time be in the best interests of Conrail, considering, to the extent the Board of Directors deems appropriate under the circumstances at such time, Conrail's various constituencies, the short-term and long-term interests of Conrail, the resources, intent and conduct of any person seeking control of Conrail and all other pertinent factors. There will not be any limit as to the time period during which the Board of Directors may exercise its discretion to file or not file the Amendment if it determines such action to be in the best interests of Conrail.



     If the Proposal is approved and the Amendment is effective, CSX will be entitled to (i) increase the number of Shares to which the CSX Tender Offer applies to 40% of the fully diluted Shares or (ii) commence the Second CSX Tender Offer for at least the same $92.50 price and otherwise on terms and conditions no less favorable to shareholders than the CSX Tender Offer, such that the Shares acquired in such Second CSX Tender Offer, together with the Shares acquired in the CSX Tender Offer, will equal 40% of the fully diluted Shares. If the Proposal is approved and the Amendment is effective, Conrail can require CSX to either (i) if the CSX Tender Offer remains open, increase the number of Shares subject to the CSX Tender Offer or (ii) if the CSX Tender Offer has expired, commence the Second CSX Tender Offer. In either case, pursuant to the Merger Agreement, Conrail may not require CSX to take such action during a period in which the CSX Tender Offer has less than 10 business days until its scheduled expiration date. Under the Merger Agreement, CSX has the right to unilaterally increase the price offered in the CSX Tender Offer or the Second CSX Tender Offer, if applicable, or the percentage of Shares covered thereby (without making any change in the consideration per Share payable in the Merger), subject to the obligation to cause such offer to remain open for 10 business days following the date any such change is publicly announced. Under the Merger Agreement, CSX cannot change the consideration payable in the Merger without the consent of Conrail.



     If the Proposal is approved and the Amendment is filed and becomes effective, the Pennsylvania Statute will no longer apply to Conrail, whether or not any or all of the CSX Tender Offer, the Second CSX Tender Offer (as defined below) or the Merger are consummated. Even if the Proposal is approved and the Amendment does become effective, CSX could consummate the CSX Tender Offer, the Second CSX Tender Offer, if applicable, and/or exercise the Option without the Merger being consummated (if regulatory or CSX shareholder approvals were not obtained). In addition, if sufficient shares are tendered in the CSX Tender

Offer, CSX could purchase Shares regardless of whether the Proposal is approved and the Amendment becomes effective. CSX would then have the right to start the Second CSX Tender Offer and could do so at a higher price than the price paid in the CSX Tender Offer.



     All Shares acquired by CSX or its affiliates upon consummation of the CSX Tender Offer and the Second CSX Tender Offer, if applicable, upon exercise of the Option or otherwise will be deposited into a voting trust (the "Voting Trust"). The Voting Trust will be required to vote any such Shares at any meeting of the holders of Shares in favor of the Merger (and against any competing transaction), and in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the transactions contemplated by the Merger Agreement. If CSX is able to acquire 40% of the fully diluted Shares through the CSX Tender Offer and the Second CSX Tender Offer, if applicable, the approval of the Merger by a majority of votes cast at a special meeting of the holders of Shares will, for the reasons set forth above under the caption "THE CSX TRANSACTIONS", be virtually certain. Because typically some percentage of the shares entitled to vote at a meeting of shareholders do not in fact vote, 40% of the fully diluted Shares, together with only a very small number of additional Shares, would most likely represent a majority of votes cast at a special meeting to vote on the Merger, and thus be sufficient to approve the Merger.



     The Merger Agreement provides that CSX may exercise the Option to purchase 15,955,477 shares of Common Stock pursuant to the Conrail Stock Option Agreement, dated as of October 14, 1996, between CSX and Conrail if CSX consummates the CSX Tender Offer or if the Merger Agreement is terminated and CSX is entitled to receive the break-up fees provided for in the Merger Agreement. If CSX acquires 40% of the Shares through the CSX Tender Offer and the Second CSX Tender Offer, if applicable, and exercises the Option, the Voting Trust will then hold approximately 50% of the Shares and will cast its votes to approve the Merger, which number of votes will be sufficient to approve the Merger regardless of the votes of other shareholders. Therefore, approval of the Proposal would assure that the Merger will be approved by Conrail's shareholders if sufficient Shares are tendered in the CSX Tender Offer and the Second CSX Tender Offer, if applicable, and the Option is exercised. Moreover, if CSX consummates only the CSX Tender Offer by acquiring 19.9% of the Shares and then exercises the Option, CSX will then own approximately 30% of the fully diluted Shares, and will have a large portion of the voting power of the Shares to vote in favor of the Merger.



     Shareholders should be aware that if the Proposal is approved so that, as a result, CSX would be allowed to consummate the CSX Tender Offer and the Second CSX Tender Offer, if applicable, for an aggregate of 40% of the fully diluted Shares, shareholders may decide to tender their Shares to CSX (even if they believe that the Norfolk Offer, if it could be effected, has a higher value) because shareholders may conclude that sufficient Shares will be tendered by other shareholders and that failure to tender will result in the non-tendering shareholders receiving only CSX shares which, based on current market prices, have a per Share value that is less than the $92.50 per Share being offered in the CSX Tender Offer. Therefore, if the Proposal is approved, such CSX Tender Offer and the Second CSX Tender Offer, if applicable, may succeed regardless of the perceived relative values of such offer(s) and the Norfolk Offer. As of the
close of business on November   , 1996, the trading price for CSX shares on the
New York Stock Exchange Composite Tape was $  .



     Under the Merger Agreement, if the Proposal is not approved at the Special Meeting, Conrail may, and at the request of CSX will, call one or more additional special meeting(s) to again seek approval of the Proposal. If CSX acquires 19.9% of the Shares pursuant to the CSX Tender Offer and thereafter a record date is established for any such additional special meeting, then the Shares so acquired by CSX will be voted in favor of the Proposal. In such case, a significant portion of the votes will be committed to vote in favor of the Proposal. If any such additional special meeting is held, holders of Shares will receive notice of, and proxy materials relating to, such additional special meeting prior to the date thereof in accordance with applicable law.



     Shareholders should also be aware that if the Proposal is not approved and, as a result, CSX is not in a position to acquire 40% of the fully diluted Shares and is not thereafter in a position to approve the Merger without the vote of other Conrail shareholders, there can be no assurance that the Merger would be consummated. As set forth above, under the Merger Agreement, Conrail's Board of Directors is prohibited, until April 13, 1997 (with certain limited exceptions described above), from (i) withdrawing or modifying, or publicly proposing to withdraw or modify, its approval or recommendation of the CSX Tender Offer and the Merger in a manner adverse to CSX, (ii) approving or recommending, or publicly proposing to approve or recommend, any competing proposal (such as the Norfolk Offer) or (iii) causing Conrail to enter into any agreement related to any such competing proposal. In addition, on and after April 13, 1997, the Merger Agreement provides that certain conditions must be satisfied in order for Conrail's Board of Directors to take any of the foregoing actions, and, in any event, Conrail's Board of Directors is not required under Pennsylvania law to agree to or recommend any competing proposal (such as the Norfolk Offer) or to take any action to facilitate any such competing proposal.



THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.



              PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY TODAY.



                            THE ADJOURNMENT PROPOSAL



     In the event that there are not sufficient votes to approve the Proposal at the time of the Special Meeting, the Proposal could not be approved at the Special Meeting unless it were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Conrail at the time of the Special Meeting to be voted for such adjournment, if necessary, Conrail has submitted the question of adjournment (the "Adjournment Proposal") under such circumstances, and only under such circumstances, to holders of Shares as a separate matter for their consideration. A majority of the Shares represented and voting at the Special Meeting is required in order to approve any such adjournment. The Board of Directors recommends that holders of Shares vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to holders of Shares other than an announcement of such time and place at the Special Meeting. This Adjournment Proposal relates only to an adjournment occurring for the purpose of soliciting additional proxies for the Proposal relating to the Amendment to the Articles of Incorporation in the event that there are insufficient votes to approve such proposal at the Special Meeting. Any other adjournment would be voted upon pursuant to the discretionary authority granted by the proxy.



                 VOTING INFORMATION AND SOLICITATION OF PROXIES



     VOTING AND REVOCATION OF PROXIES. Execution of the accompanying WHITE proxy will not affect a shareholder's right to attend the Special Meeting and vote in person. Any shareholder who has executed a proxy and wishes to vote in person at the Special Meeting must deliver a written notice revoking that proxy to the Corporate Secretary of Conrail before the proxy is voted. A shareholder may also revoke a proxy by duly executing a proxy bearing a later date. If no direction is given, proxies for shares of Common Stock will be voted in accordance with the recommendations of the Board as set forth in this Proxy Statement. Abstentions will be treated as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum, but will not be counted for the purpose of determining approval of the Proposal. Shares represented by broker non-votes will not be considered as present for the purpose of determining the presence of a quorum or as entitled to vote on the Proposal. As a result, broker non-votes will have an impact on the presence of a quorum, but will have no impact on the approval of the Proposal if a quorum is present. Proxies for Shares that have been allocated to individual shareholder-participants pursuant to the ESOP will be voted in accordance with that shareholder-participant's direction as set forth on the voting instruction card which will be provided to shareholder-participants. Shareholder-participants cannot vote their shares of ESOP Stock or instruct the Trustee as to how to vote their shares of ESOP Stock by completing the enclosed proxy card. All shares of ESOP Stock that have not been allocated to an individual shareholder-participant, and all shares of ESOP

Stock that have been so allocated but as to which no voting instructions have been received by the Trustee shall, in accordance with the Trust Agreement between Consolidated Rail Corporation and the Trustee, be voted in the same manner and proportion as are the shares of ESOP Stock for which valid instructions are received. In addition, shares held under Conrail's Employee Benefits Trust will be voted by the trustee thereof in the same manner and proportion as the shares of ESOP Stock for which valid instructions are received are instructed to be voted.



     The Board of Directors recommends that you should not send in or complete a proxy you may receive from Norfolk, who is soliciting proxies against the Proposal. If you have already done so, you may revoke that proxy and vote FOR the Proposal by signing and dating the enclosed WHITE proxy and mailing it in the enclosed postage paid return envelope.



     The Board knows of no matters likely to be brought before the Special Meeting other than the Proposal (as defined below) described in this Proxy Statement. If any other matters, not now known or determined, properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment in such matters pursuant to the discretionary authority granted in the proxy.



     VOTE REQUIRED. Each Share entitles the holder thereof to one vote on all matters that may properly come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and ESOP Stock, considered as a single class, is necessary to constitute a quorum at the Special Meeting. In order for the Proposal to be approved, assuming the presence of a quorum at the Special Meeting, a majority of the votes cast at the Special Meeting must be voted FOR the Proposal.



     RECORD DATE AND OUTSTANDING SHARES. Pursuant to Conrail's By-laws, the Board has fixed the close of business on October 25, 1996, as the time for determining shareholders of record entitled to notice of, and to vote at, the Special Meeting. As of the close of business on October 10, 1996, there were issued and outstanding 80,178,281 shares of Common Stock and 9,571,086 shares of ESOP Stock.



     SOLICITATION OF PROXIES. In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telegraph by the officers, directors and employees of Conrail. Brokerage firms will be requested to forward proxy materials to beneficial owners of Shares registered in their names and will be reimbursed for their expenses. In addition, Conrail has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, either in person or by mail, telephone or telegram, at an estimated cost of $200,000 plus expenses. The cost of solicitation will be paid by Conrail.



     If you have any questions about voting your Shares, please call:



                             D.F. KING & CO., INC.



                         CALL TOLL FREE: 1-800-549-6746

                          DISCLOSURE CLAIMS BY NORFOLK



     Norfolk's complaint alleges that Conrail and CSX misrepresented and omitted material facts and Conrail believes that it did not misrepresent or omit any material facts, as alleged in Norfolk's complaint. The pertinent allegations from Norfolk's complaint are set forth below (capitalized terms used in the following quoted paragraphs and not defined herein shall have the meanings set forth in Norfolk's complaint):



     "48. Conrail's Preliminary Proxy Statement contains the following misrepresentations of fact:



     (a) Conrail states that "certain provisions of Pennsylvania law effectively preclude . . . CSX from purchasing 20% or more" of Conrail's shares in the CSX Offer "or in any other manner (except the [CSX] Merger." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.



     (b) Conrail states that its "Board of Directors believes that Conrail shareholders should have the opportunity to receive cash in the near term for 40% of [Conrail's] shares," and that "[t]he Board of Directors believes it is in the best interests of shareholders that they have the opportunity to receive cash for 40% of their shares in the near term." These statements are false. First of all, the Conrail Board believes that Conrail shareholders should have the opportunity to receive cash in the near-term for 40% of Conrail's shares only if such transaction will swiftly deliver effective control of Conrail to CSX. Second, the Conrail Board of Directors does not believe that such swift transfer of control to CSX is in the best interests of Conrail shareholders; rather, the Conrail Board of Directors believes that swift transfer of effective control over Conrail to CSX through the CSX Offer will lock-up the CSX Transaction and preclude Conrail shareholders from any opportunity to receive the highest reasonably available price in a sale of control of Conrail.



     49. CSX's Schedule 14D-1 contains the following misrepresentations of fact:



     (a) CSX states that the "purpose of the [CSX] Offer is for [CSX] . . . to acquire a significant equity interest in [Conrail] as the first step in a business combination of [CSX] and [Conrail]." This statement is false. The purpose of the CSX Offer is to swiftly transfer effective control over Conrail to CSX in order to lock up the CSX Transaction and foreclose the acquisition of Conrail by any competing higher bidder.



     (b) CSX states that "the Pennsylvania Control Transaction Law effectively precludes [CSX, through its acquisition subsidiary] from purchasing 20% or more of Conrail's shares pursuant to the [CSX] Offer." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.



     50. Conrail's Schedule 14D-9 states that "the [CSX Transaction] . . . is being structured as a true merger-of-equals transaction." This statement is false. The CSX Transaction is being structured as a rapid, locked-up sale of control of Conrail to CSX involving a significant, albeit inadequate, control premium.



     51. Each of the Conrail Preliminary Proxy Statement, the CSX Schedule 14D-1, and the Conrail Schedule 14D-9 omit to disclose the following material facts, the disclosure of which are necessary to make the statements made in such documents not misleading:



     (a) That both Conrail (and its senior management) and CSX (and its senior management) knew (i) that NS was keenly interested in acquiring Conrail, (ii) that NS has the financial capacity and resources to pay a higher price for Conrail than CSX could, and (iii) that a financially superior competing bid for Conrail by NS was inevitable.



     (b) That Conrail management led NS to believe that if and when the Conrail Board determined to sell Conrail, it would do so through a process in which NS would be given the opportunity to bid, and that in the several weeks prior to the announcement of the CSX Transaction, defendant LeVan on two occasions prevented Mr. Goode from presenting an acquisition proposal to Conrail by stating to him that making such a proposal would be unnecessary and that Mr. LeVan would contact Mr. Goode concerning NS's interest in acquiring Conrail following (i) the Conrail Board's strategic planning meeting scheduled for September 1996 and (ii) a meeting of the Conrail Board purportedly scheduled for October 16, 1996.



     (c) That in September of 1994, NS had proposed a stock-for-stock acquisition of Conrail at an exchange ratio of 1.1 shares of NS stock for each share of Conrail stock, which ratio, if applied to the price of NS stock on the day before announcement of the CSX Transaction, October 14, 1996, implied a bid by NS worth over $101 per Conrail share.



     (d) That the CSX Transaction was structured to swiftly transfer effective, if not absolute voting control over Conrail to CSX, and to prevent any other bidders from acquiring Conrail for a higher price.



     (e) That although Conrail obtained opinions from Morgan Stanley and Lazard Freres that the consideration to be received by Conrail stockholders in the CSX Transaction was "fair" to such shareholders from a financial point of view, Conrail's Board did not ask its investment bankers whether the CSX Transaction consideration was adequate, from a financial point of view, in the context of a sale of control of Conrail such as the CSX Transaction.



     (f) That although in arriving at their "fairness" opinions, both Morgan Stanley and Lazard Freres purport to have considered the level of consideration paid in comparable transactions, both investment bankers failed to consider the most closely comparable transaction -- NS's September 1994 merger proposal, which as noted above, would imply a price per Conrail share in excess of $101.



     (g) That, if asked to do so, Conrail's investment bankers would be unable to opine in good faith that the consideration offered in the CSX Transaction is adequate to Conrail's shareholders from a financial point of view.



     (h) That Conrail's Board failed to seek a fairness opinion from its investment bankers concerning the $300 million break-up fee included in the CSX Transaction.



     (i) That Conrail's Board failed to seek a fairness opinion from its investment bankers concerning the Stock Option Agreement granted by Conrail to CSX in connection with the CSX Transaction.



     (j) That the Stock Option Agreement is structured so as to impose increasingly severe dilution costs on a competing bidder for control of Conrail for progressively higher acquisition bids.



     (k) That the Conrail Board intends to withhold the filing of the Charter Amendment following its approval by Conrail's stockholders if the effectiveness of such amendment would facilitate any bid for Conrail other than the CSX Transaction.



     (l) That the Charter Amendment and/or its submission to a vote of the Conrail shareholders is illegal and ultra vires under Pennsylvania law.



     (m) That the Conrail Board's discriminatory (i) use of the Charter Amendment, (ii) amendment of the Conrail Poison Pill and (iii) action exempting the CSX Transaction from Pennsylvania's Business Combination Statute, all to facilitate the CSX Transaction and to preclude competing financially superior offers for control of Conrail, constitute a breach of the defendant directors' fiduciary duty of loyalty.



     (n) That Conrail's Board failed to conduct a reasonable, good faith investigation of all reasonably available material information prior to approving the CSX transaction and related agreements, including the lock-up Stock Option Agreement.

     (o) That in recommending that Conrail's shareholders tender their shares to CSX in the CSX Offer, Conrail's Board did not conclude that doing so would be in the best interests of Conrail's shareholders.



     (p) That in recommending that Conrail's shareholders approve the Charter Amendment, the Conrail Board did not conclude that doing so would be in the best interests of Conrail's shareholders.



     (q) That in recommending that Conrail shareholders tender their shares to CSX in the CSX Offer, primary weight was given by the Conrail Board to interests of persons and/or groups other than Conrail's shareholders.



     (r) That in recommending that Conrail shareholders tender their shares to CSX in the CSX Offer, primary weight was given to the personal interests of defendant LeVan in increasing his compensation and succeeding Mr. Snow as Chairman and Chief Executive Officer of the combined CSX/Conrail company.



     (s) That the Continuing Director Requirement in Conrail's Poison Pill (described below in paragraphs 54 through 60), adopted by Conrail's board in September 1995 and publicly disclosed at that time, is illegal and ultra vires under Pennsylvania law and therefore is void and unenforceable."



     [FOREGOING DISCLOSURE CLAIMS TO BE UPDATED TO REFLECT NORFOLK'S AMENDED COMPLAINT].

                  INFORMATION CONCERNING CERTAIN SHAREHOLDERS


                       AND CONRAIL OFFICERS AND DIRECTORS



     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF. To Conrail's knowledge, the only persons (or "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), who, as of October 10, 1996, owned beneficially more than 5% of any class of Conrail's voting securities are listed in the following table:



  TITLE OF              NAME AND ADDRESS OF                 ACCOUNT AND NATURE OF          PERCENT
    CLASS                 BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP           OF CLASS
-------------    ----------------------------------    -------------------------------     --------
Common Stock     FMR Corp.                                      6,493,904(1)                  8.1%
                 82 Devonshire Street
                 Boston, MA 02109
Common Stock     The Capital Group Companies, Inc.              5,570,710(2)                  6.9%
                 333 S. Hope Street
                 Los Angeles, CA 90071
Common Stock     Mellon Bank, N.A.                     4,382,935 shares, solely in its        5.5%
                 Suite 3346                            capacity as trustee of the
                 Pittsburgh, PA 15258-0001             Conrail, Inc. Employee Benefits
                                                       Trust(3)
ESOP Stock       Fidelity Management Trust Company     7,375,912 shares, solely in its       77.1%
                 82 Devonshire Street                  capacity as Trustee of the
                 Boston, MA 02109                      ESOP(4)


---------------


(1) Based on information set forth on the Schedule 13G filed by FMR, Corp. with the SEC on February 13, 1996. These shares represent 7.2% of Conrail's total voting securities.



(2) Based on information set forth on the Schedule 13G filed by The Capital Group Companies, Inc. with the SEC on February 13, 1996. These shares represent 6.2% of Conrail's total voting securities.



(3) These shares represent 4.9% of Conrail's total voting securities.



(4) Shares of ESOP Stock are convertible into shares of Common Stock at any time on a share-for-share basis, subject to certain antidilution adjustments. As a result, ownership of shares of ESOP Stock is deemed to be ownership of an equal number of shares of Common Stock. These shares of ESOP Stock represent 8.2% of Conrail's total voting securities.



     OWNERSHIP BY MANAGEMENT OF VOTING SECURITIES. The following table sets forth the beneficial ownership, as of October 10, 1996, of Common Stock and ESOP Stock of each director, each of the six most highly compensated executive officers of Conrail, and all directors and executive officers as a group. Unless otherwise indicated, each such person has sole voting and investment power with respect to such shares of Common Stock and sole voting power with respect to such shares of ESOP Stock. The Trustee holds sole investment power with respect to all shares of ESOP Stock. As of October 10, 1996, all Conrail directors and executive officers as a group owned less than one percent (1%) of the aggregate outstanding Shares. To the best of Conrail's knowledge, its directors and executive officers currently intend to tender their Shares pursuant to the CSX Tender Offer and to vote for the Merger.



                          NAME OF                                        AMOUNT              PERCENT
                    INDIVIDUAL OR GROUP                            BENEFICIALLY OWNED       OF CLASS
-----------------------------------------------------------        ------------------       ---------
David M. LeVan                                                            81,549(1)             *
     Chairman of the Board of Directors,
     President and Chief Executive Officer
H. Furlong Baldwin                                                         2,000                *
     Director


Claude S. Brinegar                                                         1,000                *
     Director

                          NAME OF                                        AMOUNT              PERCENT
                    INDIVIDUAL OR GROUP                            BENEFICIALLY OWNED       OF CLASS
-----------------------------------------------------------        ------------------       ---------
Daniel B. Burke                                                            2,000                *
     Director
Kathleen Foley Feldstein                                                     700                *
     Director
Roger S. Hilles                                                            2,362                *
     Director
E. Bradley Jones                                                           1,000                *
     Director
David B. Lewis                                                             1,200                *
     Director
John C. Marous                                                               800                *
     Director
Gail McGovern                                                                  0                *
     Director
Raymond T. Schuler                                                         7,882                *
     Director
David H. Swanson                                                             449                *
     Director
Bruce B. Wilson                                                           55,569(1)             *
     Senior Vice President--Law
Ronald J. Conway                                                          17,127(1)             *
     Senior Vice President--Operations
Timothy P. Dwyer                                                          18,964(1)             *
     Senior Vice President--Unit Trains Service Group
John P. Sammon                                                             7,365(1)             *
     Senior Vice President--CORE Service Group
George P. Turner                                                          26,543(1)             *
     Senior Vice President--Automotive Service Group
Executive Officers and Directors as a Group                                   424,985(2)        *


---------------
 *  Less than one percent.


(1) For Messrs. LeVan, Wilson, Conway, Dwyer, Sammon and Turner, respectively, includes options exercisable within 60 days to acquire 33,691, 42,905, 9,250, 12,375, 0 and 16,107 shares of Common Stock and 2,523, 2,494, 2,440,
    2,135, 2,145 and 2,179 shares of ESOP Stock allocated to the accounts of each of the named officers under the ESOP. Shares of ESOP Stock are convertible into shares of Common Stock at any time on a share-for-share basis, subject to certain antidilution adjustments. As a result, ownership of shares of ESOP Stock is deemed to be ownership of an equal number of shares of Common Stock.



(2) Includes (x) options exercisable within 60 days to acquire 216,502 shares of Common Stock and (y) 43,423 shares of ESOP Stock allocated to the accounts of individual officers under the ESOP. This number also includes shares held by all officers of Consolidated Rail Corporation.



     INTERESTS OF CERTAIN PERSONS IN THE MATTER TO BE ACTED UPON. The Merger Agreement provides that, until their respective resignation or removal or until their respective successors are duly elected and qualified, and subject to the terms of the Merger Agreement, from and after that time when the Merger becomes effective (the "Effective Time") the current Chairmen of the Boards of each of CSX and Conrail will serve as members of the Board of Directors of the combined company ("Parent"). The Board of Directors of Parent will additionally consist of an even number of outside directors to be agreed upon. Each of Conrail and CSX are permitted under the Merger Agreement to designate half of such outside directors. Pursuant to the Merger Agreement, Conrail and CSX have also agreed to establish certain committees of the Board of Directors of Parent from and after the Effective Time, and each of Conrail and CSX shall have the right to appoint 50% of the members of each committee.

     The Merger Agreement further provides that, unless altered by a vote of 75% of the directors of Parent after the Effective Time, during the two-year period after the Effective Time the current Chairman and Chief Executive Officer of CSX (the "CSX Chairman") will be the Chairman and Chief Executive Officer of Parent and the current Chairman and Chief Executive Officer of Conrail (the "Conrail Chairman") will be the President and Chief Operating Officer of Parent and President and Chief Executive Officer of each of Parent's railroad subsidiaries. Following the two-year period, (i) the CSX Chairman will continue as Chairman of Parent for an additional two-year period and Chairman Emeritus for a one-year period thereafter and (ii) the Conrail Chairman will be elected to the office of Chief Executive Officer of Parent. The Conrail Chairman will then succeed the CSX Chairman as Chairman of Parent at the end of the additional two-year period.



     Prior to the execution of the Merger Agreement, Conrail and CSX and each of their respective executive officers were parties to change in control/severance agreements which provide for, among other things, the payment of severance amounts and benefits upon certain terminations of employment in connection with a change in control of Conrail and CSX. David M. LeVan, Chairman of the Board, President and Chief Executive Officer of Conrail has entered into a new employment agreement with CSX which will also become effective at the Effective Time. In addition, Mr. LeVan has entered into a new change in control agreement with CSX, which will also become effective as of the Effective Time, in replacement of his existing change in control agreement with Conrail. If the Merger Agreement is terminated prior to the Effective Time, neither the new employment agreements nor the new change in control agreement will take effect, and the existing change in control/severance agreement between Mr. LeVan and Conrail will continue in effect. The foregoing summary description is qualified in its entirety by reference to the further information regarding Mr. LeVan's employment agreement or change in control/severance agreement contained in the
Schedule 14D-9 previously provided to shareholders, and otherwise available as described above under "THE CSX TRANSACTIONS".

                      SUBMISSION OF SHAREHOLDER PROPOSALS


     The Board of Directors of Conrail has not yet scheduled the next Annual Meeting of Shareholders and, under Conrail's By-laws and Pennsylvania law, the date of the next Annual Meeting of Shareholders may be set by the Board of Directors for any date during the calendar year 1997. There can be no assurance that the next Annual Meeting will be scheduled before the end of 1997. Shareholder proposals may, under the rules of the SEC, be submitted for inclusion in Conrail's proxy statement and form of proxy for the next Annual Meeting of Shareholders. If the Annual Meeting were to be held on May 21, 1997, shareholder proposals would have to be received by Conrail not later than December 3, 1996. If the next Annual Meeting of Shareholders is scheduled for a later date, the deadline for submitting shareholder proposals will be similarly extended. Proposals must be in writing and should be sent via registered, certified or express mail to: Secretary of the Corporation, Conrail Inc., 2001 Market Street, Two Commerce Square, Philadelphia, Pennsylvania 19101-1417. Shareholder proposals must also meet the applicable criteria set forth in Conrail's Amended and Restated By-laws in order to be considered at Conrail's 1997 Annual Meeting. A shareholder may request a copy of Conrail's Amended and Restated By-laws by writing to the Secretary of the Corporation at the address provided above.



November   , 1996                         By Order of the Board of Directors


                                          /s/ James D. McGeehan


                                          James D. McGeehan

                                          Corporate Secretary

                             LETTER TO PARTICIPANTS



                                       IN



                       THE CONSOLIDATED RAIL CORPORATION


                              MATCHED SAVINGS PLAN



                                                               NOVEMBER   , 1996



Dear Plan Participants:



     At a Special Meeting of the Shareholders to be held on Thursday, November 14, 1996, the shareholders of Conrail Inc. (the "Company") will vote upon a proposed amendment to the Company's Articles of Incorporation, as more fully described in the Company's Proxy Statement, a copy of which is enclosed. You are encouraged to read this information carefully.



     As a participant in the Consolidated Rail Corporation Matched Savings Plan (the "Plan"), you are entitled to instruct the Trustee, Fidelity Management Trust Company ("Fidelity"), as to the manner in which the shares of ESOP Preferred Conrail Inc. Series A ESOP Convertible Junior Preferred Stock ("Shares") credited to your Plan account as of October 21, 1996, are to be voted.



     The Trust Agreement provides that Fidelity is to vote ESOP Preferred Shares credited to participant accounts in accordance with participant instructions. The Trust Agreement requires Fidelity to vote ESOP Preferred Shares credited to participant accounts for which Fidelity does not receive instructions and shares in the Plan not credited to participant accounts in proportion to the instructions received from participants. Fidelity must follow the terms of the Trust Agreement unless otherwise required by applicable law.



     PLEASE USE THE ENCLOSED, STRIPED TRUSTEE INSTRUCTION CARD TO INSTRUCT FIDELITY HOW TO VOTE ESOP PREFERRED SHARES CREDITED TO YOUR ACCOUNT. The enclosed Trustee Instruction Card sets out the number of ESOP Preferred Shares credited to your account as of October 21, 1996, and Fidelity will apply your instructions to that number of ESOP Preferred Shares. Once your have completed and signed the enclosed Trustee Instruction Card, please return it in the enclosed, postage paid return envelope to Fidelity's tabulation agent, Corporate Election Services at 400 Fairway Drive, Suite 110, Moon Township, Pennsylvania 15108.



     It is important for you to return the Trustee Instruction Card to Fidelity's agent. If you fail to do so, your ESOP Preferred Shares will be voted by the Trustee in proportion to the instructions received by Fidelity from other Plan participants who have timely returned their instruction cards unless otherwise required by law.



     If you hold shares of the Company's common stock ("Common Shares") outside the Plan, a white Proxy Card is also enclosed. DO NOT USE THE WHITE PROXY CARD TO GIVE FIDELITY INSTRUCTIONS WITH RESPECT TO ESOP PREFERRED SHARES. The white Proxy Card is to be used ONLY with respect to Common Shares that you hold. If you wish to vote your Common Shares AND instruct the Trustee as to how to vote the ESOP Preferred Shares credited to your Plan account, it is necessary to return BOTH signed, completed cards in a timely manner to Corporate Election Services.



     IN ORDER FOR YOUR INSTRUCTIONS TO BE EFFECTIVE, FIDELITY'S TABULATION AGENT MUST RECEIVE THE TRUSTEE INSTRUCTION CARD AT THE ADDRESS LISTED ON THE ENCLOSED POSTAGE PAID RETURN ENVELOPE BY MIDNIGHT, NOVEMBER 12, 1996, UNLESS THE SPECIAL MEETING DATE IS POSTPONED. Please be sure to properly complete, sign and date the Trustee Instruction Card. Fidelity will disregard any incomplete or unsigned Trustee Instruction Card, and will vote ESOP Preferred Shares reflected on such card as if it had not received instructions with respect to such Shares. Fidelity will not honor any instructions on a white Proxy Card with respect to ESOP Preferred Shares.



     Your voting instructions to Fidelity are confidential. Neither Fidelity nor the tabulation agent will reveal to the Company, or any prospective purchaser of the Company or their affiliates, how you instruct Fidelity to vote ESOP Preferred Shares credited to your account.



     In materials filed with the Securities and Exchange Commission, Norfolk Southern Corporation and its affiliate, Atlantic Acquisition Corporation, have announced their intention to solicit proxies in connection with the vote to be taken at this Special Meeting. It is possible that you will receive additional solicitation materials pertaining to this Special Meeting from Norfolk Southern Corporation or its affiliate ("Norfolk Southern"). You will be able to use either the enclosed striped, white Trustee Instruction Card, or any specific trustee instruction card enclosed with Norfolk Southern proxy solicitation materials, to direct Fidelity how to vote the ESOP Preferred Shares credited to your Plan account. FIDELITY MAKES NO RECOMMENDATION TO PLAN PARTICIPANT'S AS TO HOW TO VOTE THEIR ESOP PREFERRED SHARES.



     After you have instructed Fidelity, you may revoke your voting instructions by filing with Corporate Election Services at 400 Fairway Drive, Suite 110, Moon Township, Pennsylvania 15108, a written notice to that effect, or by filing with Corporate Election Services a new Trustee Instruction Card that is duly executed and that bears a date later than the date of the original instructions. In order for such revocation to be effective, Corporate Election Services must receive such revocation by MIDNIGHT on NOVEMBER 12, 1996.



     If you lose your instruction card, or require additional information concerning the procedure to instruct Fidelity as to how to vote your ESOP Preferred Shares, please contact Fidelity's Participant Services Group at 1-800-354-9727.



                                          FIDELITY MANAGEMENT TRUST COMPANY,


                                          as Trustee of the Consolidated Rail
                                          Corporation Matched Savings Plan

                                                                EXHIBIT (a)(3)

CONTACTS:       CSX Corporation                 Conrail Inc.
                Thomas E. Hoppin                Craig R. MacQueen
                (804) 782-1450                  (215) 209-4594


FOR IMMEDIATE RELEASE

                           CSX AND CONRAIL TO COMBINE
                      IN PRO-COMPETITIVE, STRATEGIC MERGER


        RICHMOND AND PHILADELPHIA -- Oct. 15, 1996 -- CSX Corporation (CSX) (NYSE: CSX) and Conrail Inc. (Conrail) (NYSE: CRR), leading transportation companies with complementary eastern rail routes, announced today they have agreed to a strategic merger. The merger agreement calls for Conrail shareholders to receive a combination of cash and CSX shares valued at approximately $8.4 billion, or $92.50 per Conrail share, based on the recent trading prices for CSX's common stock. The parties will propose a schedule that contemplates completion of the transaction in late 1997.

        The merger will create the leading freight transportation and logistics company in the world with annual revenues of more than $14 billion, offering domestic and international customers rail, container-shipping, barge, intermodal and contract logistics services. The newly created transportation system will offer much more extensive single-line rail service opportunities to shippers and receivers in 22 states and will have a 29,645 mile system, covering a territory from Chicago, Boston and New York to Miami and New Orleans.

        John W. Snow, chairman, president and chief executive officer of CSX, said, "This merger of equals represents a strategic combination that will provide excellent value for our customers and our shareholders, and is consistent with sound public policy. This is the right merger at the right time between the right companies.

        "This dynamic combination is a 'win-win' transaction for the shareholders of both companies, our customers and the communities we both serve. We will have the financial strength to make substantial infrastructure investments and service improvements. The transaction will have an immediate, positive effect on cash flow and will be accretive to earnings per share in the second year. Together, the companies will have stronger revenue, cash flow and earnings growth than they would have had on their own. The merged company will be the premier freight transportation company in North America and, as such, we should command a premium price/earnings multiple -- thus creating greater value for our shareholders," Snow said.

        "Our new company will provide new single-line rail service to major markets east of the Mississippi and will greatly benefit shippers, the communities served and the nation as a whole. The merger will extend our customers' market reach, speeding service and enhancing their competitive positions at home and abroad. It makes the most efficient use of existing transportation infrastructure, thereby lowering the total cost of transporting American products," Snow said.

        "Moreover," Snow said, "this transaction offers an opportunity to improve passenger safety and service and to begin to address the need to separate freight and passenger service in high-density commuter and Amtrak corridors, including Philadelphia, Baltimore and Washington, D.C. We hope to consolidate much of our freight service on the CSX line between Philadelphia and Washington, thereby reducing freight operations on Amtrak's northeast corridor south of Philadelphia. Additionally, the contemplated ability to reroute some freight trains from other routes should free up capacity on other CSX lines, such as the Harper's Ferry-Washington line used by Maryland commuter trains. Such improvements can be addressed only through this transaction."

        "We are delighted to be merging with our ideal partner," said David M. LeVan, Conrail's chairman, president, and chief executive officer. "Conrail today is a strong railroad, but recent changes in industry structure and in U.S. patterns of distribution require a broader market reach. The new company we are creating will be more competitive with trucks and other modes of transportation. Where new, single-line services are possible, we will provide our customers one point of contact, and eliminate the costs and delays now layered over every step in the service process.

        "Our customers will enjoy significantly improved, more competitive freight transportation service that will result in greater service innovation and competitive pricing. The merger will allow us to build on the coal, merchandise, intermodal and logistics strengths of both companies. Importantly, our companies share an uncompromising commitment to safety, operating excellence and superior service and have compatible cultures that will expedite realization of the benefits of the merger," LeVan said.

        Under the terms of the transaction, 40 percent of the fully diluted shares of Conrail's common stock and ESOP preferred stock will be acquired for cash at $92.50 per share, and the remaining 60 percent will be acquired for stock at an exchange ratio of 1.85619 CSX shares for each Conrail share.

        CSX will promptly commence a cash tender offer at $92.50 per Conrail share for an aggregate of about 17.9 million shares of Conrail common stock and ESOP preferred stock, or approximately 19.9 percent of the Conrail outstanding voting stock. The offer will be subject to the usual conditions, including Surface Transportation Board (STB) informal approval of a customary voting trust and obtaining the necessary financing.

        A Pennsylvania statute effectively precludes CSX from acquiring 20 percent or more of Conrail's voting shares in the tender offer, unless the Conrail shareholders vote to opt-out of the statute by a majority of the Conrail shares voting at a meeting. A meeting to vote on the opt-out is expected to be held prior to the expiration of the tender offer. Following approval, the Merger Agreement effectively provides that an aggregate of 40 percent of the fully diluted shares will be purchased for cash in this tender offer or in another offer that may be made. If approval is not obtained, the cash not paid in the offer would be paid in the subsequent merger.

        The companies also have granted each other an option to purchase 19.9 percent of the other's common shares under certain conditions. The 19.9 percent option held by CSX also would be exercisable if it purchases shares in the offer.

        Following STB approval of the merger, and after other conditions have been met, the companies will complete their merger through an expected tax-free exchange of stock at an exchange ratio of 1.85619 CSX shares for each remaining Conrail share. The application for STB approval of the transaction is expected to be filed in early 1997, and the parties will propose a schedule that contemplates a decision toward that year's end. Pending STB review, the shares purchased will be placed in the voting trust.

        Total benefits from the merger will be about $550 million annually, based on the realization of cost savings from operating efficiencies, facility consolidations, overhead rationalization, and other activities, and new traffic volumes earned by enhanced service. The combined company will make investments to support revenue growth, and will create a streamlined organization that incorporates the best of both companies while combining facilities and realizing economies of scale. The companies stated they expect there will be some job losses as a result of consolidations and the elimination of redundancies, but these will be offset over time by new employment opportunities resulting from growth of the business.

        The merger will yield new, competitive services that neither railroad can now offer on its own. The new system will have faster schedules, more frequent and reliable service, with shorter routes and improved equipment supply and utilization. The new system will create major, new single-line service routes between north-south markets. Moreover, the creation of a single-line route along the Atlantic corridor will provide a much needed, cost-effective and environmentally superior intermodal alternative to truck traffic now being hauled over I-95 and other north-south interstate highways. Many shippers will be attracted from the heavily congested highways and urban centers by the quality of service offered by the combined company.

        "The ability to compete more effectively for truck traffic is an exciting growth opportunity that offers significant public benefits including the reduction of highway traffic, improved environmental conditions and greater safety," LeVan said.

        In rail corridors where CSX and Conrail both have routes, there will be significant operating benefits and, in many cases, major reductions in length of haul. Where their routes are end to end, there will be extensive new single-line service for shippers. Integrating the entire network, moreover, will produce significant additional benefits in traffic handling and marketing, and in facility and equipment utilization.

        As a result of these many service and efficiency benefits, competition will be enhanced. Where CSX and Conrail are now the only rail competitors, the merger partners are willing to agree to grant competitive access. There, shippers will continue to enjoy two-railroad competition, and will receive the competitive benefits of a more efficient CSX/Conrail system and single-line routes to many new destinations.

        Snow will become chairman and chief executive officer of the new holding company. LeVan will become the new holding company's president and chief operating officer. The board of directors will be composed of an equal number of members from the boards of CSX and Conrail. Upon consummation of the transaction, LeVan will be president and chief executive officer of the two railroads. LeVan will succeed Snow as chief executive officer of the new company two years after consummation of the merger, and Snow will serve as chairman of the corporation for the two years thereafter.

        The new holding company will be headquartered in Philadelphia, with a significant presence in Richmond. Operating headquarters for the two railroads will remain in Philadelphia and Jacksonville for the foreseeable future. A new name for the combined company will be announced at a later time.

        The transaction has been unanimously approved by the boards of directors of both companies. It is subject to the approval of shareholders of both companies and STB approval. Under the terms of the agreement, CSX or Conrail is each entitled, under certain circumstances, to receive a termination fee of $300 million from the other in the event the merger is not completed because of a competing offer for the other company.

        CSX is being advised on the transaction by Wasserstein Perella & Co., which has also provided a fairness opinion. Salomon Brothers Inc. has also been retained to advise CSX on post-transaction financing matters. Conrail is being advised by and has received fairness opinions from Lazard Freres & Co. LLC and Morgan Stanley Incorporated.

        CSX Corporation, headquartered in Richmond, VA, is an International transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and contract logistics services.

        Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.

        Additional information regarding this announcement can be found on the companies' Web sites on the Internet. CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.

NOTE TO BROADCAST EDITORS:

A live satellite feed of B-roll from both CSX and Conrail will be available:

Tuesday, October 15 from 10:00 a.m. to 10:30 a.m. (EDT) -- coordinates are C-Band Telstar 401, Transponder 5

Tuesday, October 15 from 1:30 p.m. to 2:00 p.m. (EDT) -- coordinates are C-Band Telstar 402, Transponder 18


                               #       #       #

PROXY
                                  CONRAIL INC.

                        PROXY SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS OF CONRAIL, INC. FOR THE
               SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 14, 1996

The undersigned hereby constitutes and appoints Kathleen F. Feldstein, David B. Lewis and John C. Marous, and each or any of them, as true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Special Meeting of Shareholders of Conrail to be held on Thursday, November 14, 1996, at 9:30 a.m., Eastern Standard Time,
at        , and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box on the reverse side of this card. If you sign and return this card but do not mark any boxes, your shares of Common Stock will be voted in accordance with the Board of Directors' recommendations. The persons listed above cannot vote your shares of Common Stock unless you sign and return this card.


                                                                SEE REVERSE SIDE
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         Please mark your vote as in this example:   {X}



                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                      PROMPTLY USING THE ENCLOSED ENVELOPE

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made with respect to the voting of Common Stock, this Proxy will be voted FOR the proposal described below.

         The Board of Directors recommends a vote FOR:

                 The Proposal to approve an amendment to Conrail's Articles of Incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, to no longer be applicable to Conrail, and to authorize the Board of Directors, in its discretion, to direct certain executive officers of Conrail to file or not file such Articles of Amendment if the Board determines such action to be in the best interests of Conrail.


                 FOR   { }           AGAINST   { }              ABSTAIN   { }


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                   -----------------------------

                                                   -----------------------------
                                                   SIGNATURE(S)            DATE

                                                   -----------------------------
                                                   TITLE

FORM OF INSTRUCTION
                                  CONRAIL INC.

               CONSOLIDATED RAIL CORPORATION MATCHED SAVINGS PLAN
                              VOTING INSTRUCTIONS
                     TO: FIDELITY MANAGEMENT TRUST COMPANY

The undersigned hereby instructs the Trustee to vote (or cause to be voted) all shares of ESOP Stock and Common Stock of Conrail Inc. under the Plan at the Special Meeting of Shareholders to be held on Thursday, November 14, 1996, at 9:30 a.m., Eastern Standard Time, on the Proposal relating to, among other things, the amendment of the Articles of Incorporation of Conrail Inc., and on all other matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box on the reverse side of this card. If the Trustee does not receive this Form of Instruction, marked to show your instructions to the Trustee, by TUESDAY, NOVEMBER 12, 1996, the shares of ESOP Stock and Common Stock allocated to your Plan account, together with a percentage of shares of ESOP Stock and Common Stock not allocated to any participant's account under the Plan, will be voted by the Trustee in the same proportion as those for which the Trustee received instructions from participants.



                                                                SEE REVERSE SIDE
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

         Please mark your instructions as in this example:   {X}



                     PLEASE MARK, SIGN, DATE AND RETURN THE
                              FORM OF INSTRUCTION
                      PROMPTLY USING THE ENCLOSED ENVELOPE

This Form of Instruction when properly executed will result in the Trustee voting your shares of ESOP Stock and Common Stock (or causing such shares to be voted) in the manner directed herein by the undersigned participant in the Plan. If no direction is made, the shares of ESOP Stock and Common Stock allocated to your Plan account, together with a percentage of shares of ESOP Stock and Common Stock not allocated to an account under the Plan, will be voted by the Trustee in the same proportion as those for which the Trustee received instructions from participants.

         The Board of Directors recommends a vote FOR:

                 The Proposal to approve an amendment to Conrail's Articles of Incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, to no longer be applicable to Conrail, and to authorize the Board of Directors, in its discretion, to direct certain executive officers of Conrail to file or not file such Articles of Amendment if the Board determines such action to be in the best interests of Conrail.


                 FOR   { }             AGAINST  { }               ABSTAIN  { }


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                   -----------------------------

                                                   -----------------------------
                                                   SIGNATURE(S)            DATE

                                                   -----------------------------
                                                   TITLE

                            TRUSTEE INSTRUCTION CARD

                                  CONRAIL INC.

                         INSTRUCTION CARD SOLICITED BY
                       FIDELITY MANAGEMENT TRUST COMPANY
                                    FOR THE
               SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 14, 1996

As a participant in the Consolidated Rail Corporation Matched Savings Plan (the "Plan") whose Plan account has been credited with shares of Conrail Inc. Series A ESOP Convertible Junior Preferred Stock ("ESOP Preferred Shares") as of October 21, 1996, the undersigned hereby directs Fidelity Management Trust Company, as trustee of the Plan (the "Trustee"), to vote all such ESOP Preferred Shares at the Special Meeting of Shareholders of Conrail Inc. to be held on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time, at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania and at any adjournments thereof, as designated on the reverse side of this Instruction Card. The Trustee will vote the number of ESOP Preferred Shares credited to your Plan account as you instruct if your executed Instruction Card is RECEIVED by Midnight, November 12, 1996, at the address on the enclosed postage paid return envelope. THE TRUSTEE MAKES NO RECOMMENDATION TO PLAN PARTICIPANTS AS TO HOW ESOP PREFERRED SHARES CREDITED TO THEIR PLAN ACCOUNTS SHOULD BE VOTED. The voting instructions of each Plan participant are confidential and will not be revealed to the Company, or any proposed purchaser or their affiliates.

IF YOU DO NOT SIGN AND RETURN THIS INSTRUCTION CARD, OR IF YOU SIGN AND RETURN THIS INSTRUCTION CARD BUT DO NOT MARK THE BOXES, ESOP PREFERRED SHARES CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED BY THE TRUSTEE, TOGETHER WITH UNALLOCATED ESOP PREFERRED SHARES, IN THE SAME MANNER AND PROPORTION AS THE SHARES OF ESOP PREFERRED SHARES CREDITED TO PARTICIPANTS' ACCOUNTS FOR WHICH VALID VOTING INSTRUCTIONS ARE RECEIVED, SUBJECT TO APPLICABLE LAW.

                                                               ----------------
                                                               SEE REVERSE SIDE
                                                               ----------------

    PLEASE MARK YOUR
/X/ INSTRUCTION AS IN
    THIS EXAMPLE.


The Proposal to approve an amendment to Conrail Inc.'s Articles of Incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, to no longer be applicable to Conrail Inc., and to authorize the Board of Directors, in its discretion, to direct certain executive officers of Conrail Inc. to file or not file such Articles of Amendment if the Board determines such action to be in the best interests of Conrail Inc.

                 FOR             AGAINST           ABSTAIN
                 / /               / /               / /

The Adjournment Proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing Proposal.

                 FOR             AGAINST           ABSTAIN
                 / /               / /               / /

THIS INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE USED BY THE TRUSTEE TO DETERMINE HOW TO VOTE ESOP PREFERRED SHARES CREDITED IN THE ACCOUNT OF THE UNDERSIGNED PLAN PARTICIPANT AS DIRECTED HEREIN.

PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUCTION CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.


SIGNATURE(S)___________________________________________________________________

TITLE____________________________________________ DATE_________________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                  CONRAIL INC.

P                       PROXY SOLICITED ON BEHALF OF THE
R                  BOARD OF DIRECTORS OF CONRAIL INC. FOR THE
O              SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 14, 1996
X
Y The undersigned hereby constitutes and appoints Timothy T. O'Toole and Bruce B. Wilson, and each or either of them, as true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Special Meeting of Shareholders of Conrail Inc. to be held on Thursday, November 14, 1996, at 5:00 p.m., Eastern Standard Time, at The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania, and at any adjournments thereof, on all matters coming before said meeting. A participant in the Consolidated Rail Corporation Matched Savings Plan (the "ESOP") desiring that Fidelity Management Trust Company, as trustee under the ESOP (the "Trustee"), vote shares of Conrail Inc. Series A ESOP Convertible Junior Preferred Stock ("ESOP Stock") allocated to such participant's account should so instruct the Trustee by completing the voting instruction card that has been provided to ESOP participants for such purpose. ESOP participants cannot vote their shares of ESOP Stock or instruct the Trustee as to how to vote their shares of ESOP Stock by completing this proxy card.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN
        THIS PROXY CARD BUT DO NOT MARK ANY BOXES, YOUR SHARES WILL BE VOTED
        IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS LISTED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.


                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

/x/ Please mark your
    vote as in this
    example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

The Proposal to approve an amendment to Conrail Inc.'s Articles of incorporation which would cause the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1968, as amended, to no longer be applicable to Conrail Inc., and to authorize the Board of Directors, in its discretion, to direct certain executive officers of Conrail Inc. to file or not file such Articles of Amendment if the Board determines such action to be in the best interests of Conrail Inc.

                    FOR             AGAINST         ABSTAIN
                    / /               / /             / /


The Adjournment Proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing Proposal.

                    FOR             AGAINST         ABSTAIN
                    / /               / /             / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO THE VOTING OF SHARES, THIS PROXY WILL BE VOTED FOR THE PROPOSAL DESCRIBED ABOVE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

Signature(s) _____________________________________________________________

Title __________________________________________    Date _________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing at attorney, executor, administrator, trustee or guardian, please give full title as such.